Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-126569) of Argyle Security, Inc. to the inclusion of our report dated March 10, 2008, with respect to the consolidated balance sheet of Com-Tec Security, LLC and its Affiliates as of December 31, 2007, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended, appearing in this Current Report on Form 8-K/A of Argyle Security, Inc., dated April 17, 2008.

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-126569) of Argyle Security, Inc. to the inclusion of our report dated March 4, 2008, with respect to the consolidated balance sheet of Com-Tec Security, LLC and its Affiliates as of December 31, 2006, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended, appearing in this Current Report on Form 8-K/A of Argyle Security, Inc., dated April 17, 2008.

/s/ Clifton Gunderson LLP

Clifton Gunderson LLP

Oshkosh, Wisconsin

April 14, 2008